EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT dated August 9, 2000 between American Skiing Company, a Maine company, with its chief executive offices in Newry, Maine (the "Company"), and Leslie B. Otten of Newry, Maine ("Executive"), effective as of January 1, 2000 (the "Effective Date").
                  WHEREAS, Executive has been employed as chairman and chief executive officer of the Company; and WHEREAS, the Company desires to continue to employ Executive as chairman and chief executive officer and to enter into such an agreement embodying the terms of such employment (the "Agreement"); and
                  WHEREAS, Executive desires to continue to serve as chairman and chief executive officer of the Company and to enter into such an Agreement;
                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

                  1. Term of Employment. The Company hereby employs Executive for a period commencing on the Effective Date and ending on December 31, 2005 (the "Initial Term"); provided, however, that on each December 31st, starting with December 31, 2005, the term shall be automatically extended for an additional one (1) year period (the first possible extension period therefore being January 1, 2006 - December 31, 2006), unless, at least 90 days prior to the relevant December 31, either party hereto shall provide written notice of its or his desire not to extend the term hereof to the other party hereto subject to Section 7 of the Agreement; such initial term and all automatic extensions thereof shall be referred to herein as the "Employment Term".

                  2.       Position.

                           (a)      Executive  shall serve as Chairman and Chief
Executive Officer of the Company, a member of the Executive Committee of the Board of Directors of the Company (the "Board"), a member of the Nominating Committee of the Board, a member of the board of directors of ASC Utah and American Skiing Company Resort Properties, Inc. or any "Material Subsidiary" (as such term is defined in the Stockholders' Agreement dated August 9, 1999, as amended (the "Stockholders Agreement")) and to serve as a member of each committee of the board of directors of each Material Subsidiary. Executive shall be in charge of and responsible for directing and overseeing all operations of the Company, and its subsidiaries shall at all times be the highest ranking corporate officer of the Company, and shall otherwise perform such duties and exercise such powers commensurate with his position subject to the general direction, approval and control as shall be reasonably determined from time to time by the Board and shall include the power to hire and fire personnel of the Company and its subsidiaries, but shall be governed by the provisions of the Stockholders Agreement. Executive shall report directly to the Board. Executive's principal place of employment shall be at the executive offices of the Company, and Executive shall perform his duties hereunder principally from such executive offices of the Company, subject to travel requirements on Company business.


                           (b)      During   the   Employment  Term,   Executive
shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Board, provided, however, that Executive may continue to own and develop (i) through Sugarbush Land Holdings, Inc. and/or SB River Realty LLC real property located in or around Warren, Fayston and Waitsfield, Vermont (the "Sugar Bush Property") and (ii) through the Sunday River Land Corporation real property located in or around Newry and Riley Township, Maine (the "SR Property") subject to the following limitations:Except to the extent to which any agreement between Executive and the Company may be applicable with respect to real property, if Executive proposes to sell or otherwise transfer his interest in the SR Property or enter into a binding agreement to develop the SR Property with a third party (collectively "Development"), other than the grant of a mortgage or other security for an obligation, Executive shall notify the Company and Oakhill Capital Partners, L.P. at the address specified in
Section 11(g) hereof, in writing of such Development, and the terms and conditions of such Development. The Notice shall further state that the Company, shall have the right to purchase or otherwise engage in such Development pursuant to terms and conditions at least as favorable as those proposed to such third party (the "Right of First Refusal"). If within twenty (20) days following delivery of the Notice, the Company fails to deliver to Executive written notice of its intention to exercise its Right of First Refusal pursuant to the previous sentence hereof, then the Company shall be deemed to have waived its Right of First Refusal.


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

                          Notwithstanding anything herein, during the Employment
Term, Executive may not develop any real property for use in a Competitive Business; as such term is defined in Section 8 of the Agreement. Nothing in this
Section 2(b) shall limit or restrict Executive from performing uncompensated services for or from serving on the board of directors, any business entity, charitable, religious or any other non-profit organization, so long as such service does not interfere with Executive's ability or availability to perform his duties hereunder, Executive shall provide the Board at least annually, a list of each such board upon which he serves.

                  3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at an annual rate of $380,000, payable in regular installments in accordance with the Company's usual payroll practices. Executive shall be entitled to such increases in his Base Salary, if any, as may be determined from time to time in the sole discretion of the Board; provided, however, that in any event, on each anniversary of the Employment Term commencing on or after January 1, 2001, Base Salary shall be increased by an amount of not less than the increase in the Consumer Price Index over the 12 month period ending on December 31st of the preceding calendar year. Consumer Price Index shall mean the Consumer Price Index for Urban Consumers issued by the Department of Labor for Boston, Massachusetts or any substantially similar index (the "CPI").


                  4. Bonus Payments. Executive shall be afforded the opportunity to earn a cash bonus for each calendar year ending during the
Employment Term, contingent upon the Company's achievement of certain specified target earnings before interest, taxes, depreciation and amortization (the "EBITDA Budget") established prior to each July 31st in respect of the fiscal year commencing thereafter, by the Board or a committee thereof in its discretion (but after consultation with Executive). Such bonus award shall be as follows:(i) $190,000 upon the Company's attainment of 90% of the EBITDA Budget, and for each whole percentage increase between 90% and 100%, such amount shall be increased ratably, (ii) $300,000 upon the Company's attainment of 100% of the EBITDA Budget and for each whole percentage increase between 100% and 110%, such amount shall be increased ratably, and (iii) $380,000 upon the Company's attainment of 110% or greater of the EBITDA Budget (the "Bonus"). The Bonus shall be paid at the same time as annual bonuses are paid to other senior executives of the Company. In addition, in the Board's sole and complete discretion, with respect to any fiscal year, Executive may also be awarded an additional bonus not to exceed $100,000. The foregoing amounts shall be subject to annual adjustment upward on each anniversary of the Employment Term in accordance with increases in the CPI over the preceding year.


                  5.       Employee Benefits, Business Expenses and Perquisites.

                           (a)      During  the Employment Term, Executive shall
be entitled to participate in all regular employee benefit plans established by the Company and generally made available to senior executives of the Company, including, without limitation, any savings and profit sharing plans, retirement plans, vacation, health plans, life insurance or disability insurance plans or tax preparation services (collectively, "Employee Benefits").

                           (b)      Reasonable  travel,  entertainment and other
business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies and procedures applicable to senior executives of the Company as in effect from time to time.
                           (c)      During the Employment Term, Executive  shall
be entitled to a housing allowance for reimbursement of appropriate residential living quarters in the Grand Summit Hotel, the Canyons, Utah or the actual net cost of a substantially equivalent living quarters adjacent to said hotel not to exceed $8,000 per month.



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

                  6.       Stock Options.

                           At the  discretion of  the Compensation  Committee of
the Board, Executive shall be eligible for consideration for annual grants of stock options under the Company's stock option plan, as awarded by the Board to the Company's senior executives.

                  7.       Termination.

                           (a)   For Just Cause by the Company. (i)  Executive's
employment hereunder may be terminated by the Board for "Just Cause". Any such termination shall be effected in accordance with the procedures set forth in
Section 2.08 of the Stockholders Agreement, unless such procedures are inconsistent with the Company's by laws as in effect at the time of such termination. For purposes of the Agreement, "Cause" shall mean (A) Executive's substantial failure to perform his duties hereunder or to follow reasonable, lawful directions of the Board conforming to this Agreement causing demonstrable injury to the Company, (B) willful misconduct or willful malfeasance by Executive in connection with his employment, (C) Executive's conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any other crime involving moral turpitude or (D) Executive's material breach of any of the provisions of the Agreement, the Company's bylaws or the Stockholders Agreement. A termination described in clause (C) shall be effective immediately following the Board's review as hereinafter provided and upon compliance with the procedures set forth in Section 2.08 of the Stockholders Agreement. If the Board gives notice of its intention to discharge Executive for Just Cause under clause (A), (B) or
(D) of this Section 7(a), the Board shall designate with specificity the conduct in question and a finding of Just Cause shall be made only after Executive has had reasonable advance notice of and opportunity to be heard by the Board regarding such conduct. Executive shall have a thirty (30) day opportunity to cure, if cure is possible, and if, in the Board's sole discretion, Executive has not cured the Just Cause for his termination within that time, the Board shall have the right to declare Executive's employment terminated; provided, however, that the procedures set forth in Section 2.08 of the Stockholders Agreement or equivalent procedures set forth in the successor agreement to the Stockholders Agreement, if any shall be followed.
                                 (ii)  If   Executive  is   terminated  for Just
Cause pursuant to this Section 7(a), he shall be entitled to receive his Base Salary through the date of termination and Executive shall be entitled to no other salary or bonus payments or any other benefits under the Agreement. All other benefits, if any, due Executive following Executive's termination of employment pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

                           (b)   Disability or Death. (i) Executive's employment
hereunder shall terminate upon his death. If Executive becomes physically or mentally incapacitated and is therefore unable (or will, as a result thereof, be unable) for a period of four (4) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform the essential functions of his job, with reasonable accommodations (such incapacity is hereinafter referred to as "Disability"), the Board shall have the right to terminate Executive's employment hereunder, subject to the receipt of Board consent as provided above. Any question as to the existence of a Disability as to which Executive and the Board cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Board. If Executive and the Board cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Board and Executive shall be final and conclusive for all purposes of the Agreement. During the period when such determination is being made, Executive shall remain an employee and be compensated as such in full; provided that Executive does not unduly prolong or delay such determination.
                                 (ii) Upon termination of Executive's employment
hereunder during the Employment Term as a result of Executive's death, Executive's estate shall receive from the Company his Base Salary and earned accrued bonus at the rate in effect at the time of Executive's death through the end of the month in which his death occurs. Executive's estate shall be entitled to no other salary or bonus payments under the Agreement.

                           (c)  Without Cause by the Company or with Good Reason
by Executive. (i) Executive's term of employment hereunder may be terminated by the Board without Cause (for reasons other than death or Disability) or by Executive for Good Reason (as defined below), in each case, upon ten (10) business days written notice. Any such termination by the Company shall be effected in accordance with the procedures set forth in Section 2.08 o f the Stockholder Agreement, unless such procedures are inconsistent with the Company's bylaws as in effect at the time of such termination.



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

                                 (ii)  For  purposes  of  the  Agreement,  "Good
Reason" shall mean: (A) any material breach by the Company of the provisions of the Agreement, including but not limited to, any reduction by the Company in Executive's Base Salary to which Executive does not consent and (B) any material diminution in Executive's authority, duties or responsibilities, it being understood and agreed that the exercise of rights of approval of certain corporate action by a supermajority vote of the Board, as set forth in the Stockholders Agreement shall not be considered to be a diminution of Executive's duties or responsibilities.

                           (d) Termination by Executive. If Executive terminates
his employment  with  the  Company  for any  reason (other than for Good Reason, death or Disability) during the Employment Term, such termination shall be treated as a termination for Cause pursuant to Section 7(a) of the Agreement and the provisions of Section 7(a) shall apply.

                           (e)  Severance Pay. In case of any termination of the
Employment Term for (i) Disability pursuant to Section 7(b) or (ii) without Cause by the Company or for Good Reason by Executive pursuant to Section 7(c), the Company shall pay Executive, subject to Section 7(g) hereof: (A) his Base Salary at the rate in effect immediately prior to such termination for twenty-four (24) months following such termination, such payments to be made over the twenty-four (24)months in accordance with the Company's regular payroll practices. All other benefits, if any, due Executive following Executive's termination shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any other salary severance plan, policy or program of the Company (collectively the "Executive Severance Payments").

                           (f)  Notice of Termination. Any purported termination
of employment or the Agreement by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof and within 30 days prior to such termination; provided, that a shorter notice period may apply if so prescribed by the applicable subsection of this Section 7. For purposes of the Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                           (g)  Mitigation/Offset.  Following the termination of
his employment under any of the above clauses of this Section 7, Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee or a consultant, provided, however, that in the event that Executive secures other employment, or shall be engaged in a significant consulting relationship with any entity, the Company shall have the right to reduce the salary continuation payments provided in Section 7(e) otherwise exceeding one times salary payable pursuant to Section 8(e) by (X) compensation earned by Executive, as an employee from subsequent employment and/or (Y) net income earned by the Executive as an independent contractor, commencing on or after his termination of employment. Executive shall provide the Company with written notice that he has secured such other employment or entered into such other consulting relationship within thirty (30) days following the commencement of such employment or consulting relationship.


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


                  8.       Non-Competition/Nonsolicitation.       (a)  Executive
recognizes and acknowledges that the services to be performed by him hereunder are special, unique and extraordinary and Executive further acknowledges and recognizes the highly competitive nature of the business of the Company. Accordingly, Executive agrees that during the Employment Term and for a period of twelve (12) months following termination of employment (the "Restrictive Period"), Executive will not, directly or indirectly, as an officer, director, stockholder, partner, member, associate, employee, consultant, owner, agent, creditor, co-venturer or otherwise, become or be financially interested in or be associated with any other person or entity, in any state in the United States in which the Company has operations at the date of his termination of employment, in a "Competitive Business" with that of the Company at such time. For purposes of the Agreement, a Competitive Business shall mean any business which derives 25% or more of its revenue directly or indirectly from skiing and other winter resorts, winter-associated real estate development and related activities which involve skiing and winter resorts as its primary business, but excluding SR Property, SB River Realty LLC and Sugar Bush Land Holdings, Inc. as provided in Section 2(b) hereof. Executive's ownership of shares in the Company and the ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of any corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not in any event be deemed to be a violation of the provisions of this Section 8.

                           (b)     During the Restricted Period, Executive shall
not (i) directly or indirectly, (A) solicit or encourage any employee of the Company to leave the employment of the Company, or (B) hire any such employee who has left the employment of the Company (other than as a result of the termination of such employment by the Company) within one (1) year after the termination of such employee's employment with the Company, and (ii) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

                           (c)     For  purposes of this Section 8 and Section 9
of the Agreement, the term "the Company" shall mean the Company and any subsidiary or affiliate (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or any successor rule) of the Company.

                           (d)     It is expressly understood  and  agreed  that
although Executive and the Company consider the  restrictions  contained in this
Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  9.       Confidentiality and Nondisparagement.

                           (a)    Executive will not at any time (whether during
or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise other than the Company, any confidential trade secrets, information, or data relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, and shall not make disparaging statements about the Company, its businesses, officers, directors, employees or stockholders; provided, that the foregoing shall not apply (i) to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant, (ii) to information, the disclosure of which Executive did not know, and did not have reason to know, could be damaging to the reputation or business and affairs of the Company, (iii) to information which Executive is required to disclose to any governmental or judicial authority, or (iv) to information that could be lawfully obtained, compiled or recreated by a third party unaffiliated with the Company for a reasonable cost and with reasonable effort. Executive hereby agrees that during and after the Employment Term, he shall provide the Company with access to all memoranda, books, papers, plans, information, letters and other data which relate to the operations of the business of the Company at such times and from time to time as the Board shall request. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or service marks owned by the Company.


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


                           (b)    The Company agrees not to issue  or  circulate
false or disparaging statements, remarks or rumors about Executive unless giving truthful testimony under subpoena. Executive agrees not to issue or circulate false or disparaging statements, remarks or rumors about the Company, its businesses, officers, directors, employees or stockholders unless giving truthful testimony under subpoena.

                  10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that noviolation or threatened violation of Section 9 or 10 has occurred.

                  11.      Miscellaneous.

                           (a)   Governing Law. The Agreement shall be governed
by and construed in accordance with the laws of the State of Maine.

                           (b)    Indemnification.    To  the  full  extent  not
inconsistent with applicable law and the Company's governing documents, in the event that Executive is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company, the Company shall indemnify Executive and hold him harmless, against all expenses (including reasonable costs and attorneys' fees), judgments, fines and amounts paid in settlement (with the Company's consent) actually and reasonably incurred by him, as and when incurred, in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of the Company. The provisions of this
Section 11(b) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance or the Company's bylaws or by statute. These provisions shall continue in effect after Executive has ceased to be an officer or director of the Company.

                           (c)   Amendments.  The Agreement  may not be  amended
except by written instrument signed by the parties hereto.
                           (d)   No Waiver.  The  failure  of a  party to insist
upon strict adherence to any term of the Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

                           (e)   Severability.   In  the  event that  any one or
more of the provisions of the Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected thereby.

                           (f)   Successors and Assigns.  The Agreement shall be
binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither the Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except it is understood that the Company may assign the Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock or assets of, or common ownership interests in, the Company, if such successor expressly agrees to assume, or otherwise assumes by application of law, the obligations of the Company hereunder.

                           (g)   Notice.  For  the  purpose  of  the  Agreement,
notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses of the parties or (ii) when delivered by telecopy with written confirmation of receipt thereof, provided; however, that a copy of all notices to the Company shall (X) be directed to the Secretary of the Company with instructions to send such a copy to each member of the Board and (Y) be forwarded simultaneously with the copy being sent to the Company to each of Steven B. Gruber and Bradford E. Bernstein, Oakhill Capital Partners, L.P.,Park Avenue Tower, 65 East 55th Street, New York, New York 10022, telecopy:
(212) 754-5685.

                           (h)   Withholding Taxes.  The  Company  may  withhold
from any amounts payable under the Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                           (i)   Counterparts.  The  Agreement may be  signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the day and year first above written.

                                            LESLIE B. OTTEN

                                            /s/Leslie B. Otten
                                            ---------------------------



                                            AMERICAN SKIING COMPANY



                                            By:/s/Mark J. Miller
                                            ---------------------------
                                            Title: Chief Financial Officer